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                                                                Exhibit (k)(iii)

Expense Limitation Agreement

As of January 13, 2004

Managers of Man-Glenwood Lexington TEI, LLC

Managers of Man-Glenwood Lexington Associates Portfolio, LLC

With reference to the Investment Advisory Agreement entered into by Glenwood Capital Investments, L.L.C. (the "Adviser") with Man-Glenwood Lexington Associates Portfolio, LLC (the "Portfolio") and with the Services Agreement proposed to be entered into by the Adviser with Man-Glenwood Lexington TEI, LLC ("TEI"), respectively, we hereby notify you as follows:

         1. Through December 31, 2005, the Adviser agrees to limit the total annualized expenses (excluding fees and expenses of underlying funds) of TEI and the Portfolio to the amount of 3.0% of net assets attributable to beneficial interests in TEI and the Portfolio.

         2. After December 31, 2005, this Expense Limitation Agreement shall automatically renew for one-year terms and may be terminated by the Adviser, TEI or the Portfolio upon thirty
                  (30) days' prior written notice to the other party.

                                           Very truly yours,

                                           GLENWOOD CAPITAL INVESTMENTS, L.L.C.

                                           By: _________________________________
                                           Name:
                                           Title:

ACCEPTED AND AGREED TO ON                  ACCEPTED AND AGREED TO ON
BEHALF OF MAN-GLENWOOD                     BEHALF OF MAN-GLENWOOD
LEXINGTON ASSOCIATES PORTFOLIO,            LEXINGTON TEI, LLC:
LLC:

By: ______________________________         By: ______________________________
Name: Steven Zoric                         Name: Steven Zoric
Title: Secretary                           Title: Secretary